EXHIBIT 99.1

Encore Wire Corporation	PRESS RELEASE	September 1, 2006
1410 Millwood Road
McKinney, Texas 75069		Contact: Frank J. Bilban
972-562-9473		Vice President & CFO
For Immediate Release
ENCORE WIRE ANNOUNCES MARKETING ALLIANCE WITH ELECTRI-FLEX
MCKINNEY, TX — Encore Wire Corporation (NASDAQ/NMS: WIRE) announced today that the Company has agreed to partner with electri-flex of Roselle, Illinois, to distribute their line of reduced wall aluminum and steel Greenfield along with UL and non-UL liquid tight conduit to complement Encore’s new MC (armored cable) line.
Daniel Jones, President and Chief Executive Officer of Encore Wire Corporation stated, “This partnership with electri-flex further solidifies our commitment to the MC product line. The "liquatite® flexible conduit” produced by electri-flex is a recognized market leader and a natural complement to our new MC product line. This agreement allows our reps to offer our customers a broad line of MC and liquatite® products along with Encore’s full line of copper electric building wire. Sales of this product line will be handled by our existing sales representatives to our existing customer base. We are excited at the prospect of offering our valued customers the product line and feel it further strengthens their ability to market all of Encore’s products.”
Encore Wire Corporation manufactures a broad range of electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.